EXHIBIT 99.1

                                       FOR:  Consolidated Graphics, Inc.

                                   CONTACT:  Ronald E. Hale, Jr.
                                             Consolidated Graphics, Inc.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                             Jonathan Schaffer/Keith Curtis
                                             Media:Jennifer Kirksey
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600


FOR IMMEDIATE RELEASE


       CONSOLIDATED GRAPHICS COMMENTS ON ANTICIPATED THIRD QUARTER RESULTS
                         Provides Fourth Quarter Outlook
                Terminates Letters of Intent for Two Acquisitions

     HOUSTON, TEXAS - December 21, 1999 - Consolidated Graphics, Inc. (NYSE:
CGX) today announced that it expects to report lower-than-anticipated results for the third quarter ending December 31, 1999.

     Sales for the third quarter are expected to be at least $155.0 million, an increase from $118.3 million last year. Net income for the period is expected to be at least $9.0 million, or $.56 per diluted share, compared to $8.7 million, or $.60 per diluted share, last year.

     Joe R. Davis, Chairman and Chief Executive Officer, commented, "The third quarter started off well with solid results in October. Subsequently however, we have experienced a decline in sales volume which has considerably impacted our profitability relative to initial expectations. We believe this lower-than-expected sales volume is attributable to general industry conditions. According to the National Association for Printing Leadership, recent industry data indicates that for the first time in 15 years, current printing industry growth is lagging overall national economic growth.

     "Unfortunately, we expect these conditions may continue in the near term. As a result, we are assessing our cost structure as we continue to pursue print growth through expanded product and service offerings including our digital and electronic media initiatives. We remain confident that our financial strength, which includes very strong cash flow, along with our superior network of printing companies and a disciplined growth strategy will yield the highest long-term results for the Company and its shareholders."

     Mr. Davis continued, "Should this market weakness persist, we anticipate that our performance for the fourth quarter will be similar to expected third quarter results, before giving effect to the incremental revenue attributable to third quarter acquisitions."

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Consolidated Graphics Comments on Anticipated Third Quarter Results     Page -2-

     The Company also announced today that it has terminated two previously announced letters of intent with Pace Lithographers of Los Angeles and Everett Graphics of Oakland, California.

     Mr. Davis further commented, "In light of the recent performance of our stock price, we have reconsidered the use of our capital and have determined that repurchasing our common shares in accordance with our recently announced repurchase program is most likely the prudent course of action. We will continue to pursue acquisition opportunities but with an increased emphasis on purchase multiples and anticipated returns relative to investments in our own equity."


     Mr. Davis concluded, "As shareholders, we are disappointed with these expected results and the near-term outlook resulting from this unfortunate slowdown in business volume. However, we wish to reiterate our confidence in the long-term prospects for the Company."

     The Company expects to report full financial results for the third quarter on January 26, 2000.

     Consolidated Graphics operates printing companies in 25 states nationwide with annualized revenues in excess of $640 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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